Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775.323.1980	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702.387.6073

February 6, 2023

Asset Entities Inc.

100 Crescent Court, 7th Floor

Dallas, Texas 75201

Re:	Asset Entities Inc./Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Asset Entities Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of 2,750,000 shares (the “Shares”) of its Class B Common Stock, $0.0001 par value per share (the “Common Stock”), that may be issued pursuant to the Company’s 2022 Equity Incentive Plan (the “Plan”). The Shares are to be registered on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), as filed with the Securities and Exchange Commission (“Commission”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on March 9, 2022;

(c) the Bylaws of the Company as adopted on March 9, 2022;

(d) the Plan;

(e) forms of Stock Option Agreement, Restricted Stock Award Agreement, and Restricted Stock Unit Award Agreement for the grant of awards under the Plan; and

(f) certain resolutions of the Board of Directors and stockholders of the Company relating to the adoption of the Plan and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, the due authorization by all requisite action, corporate or other by the parties thereto other than the Company, the execution and delivery by all parties thereto of the documents, and the validity and binding effect thereof on all parties thereto.

February 6, 2023

In rendering the opinions set forth below, we have also assumed that:

(a) at or prior to the time of issuance and delivery, the Shares will be registered by the transfer agent and registrar of such Shares;

(b) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of the Shares under the Plan;

(c) upon issuance of any of the Shares, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation; and

(d) each stock grant, stock option, or other security exercisable or exchangeable for a Share under the Plan has been, or will be, duly authorized, validly granted, and duly exercised or exchanged in accordance with the terms of the Plan, at the time of any grant of a Share or exercise of such stock option or other security under the Plan.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based on such examination, we are of the opinion that:

(a) the Shares that have been or may be issued under the Plan are duly authorized shares of the Company’s Common Stock; and

(b) if, as, and when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than securities laws as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.
SHERMAN & HOWARD L.L.C.